EXHIBIT 99.1

Hub Group, Inc. Reports Second Quarter 2023 Results

Highlights:

  Diluted earnings per share (EPS) of $1.44 for the quarter
  Second quarter revenue of $1.0 billion
  Quarterly operating income of $62 million (6.0% of revenue) driven by performance of our Logistics Segment
  Continued focus on return of capital with $100 million of shares repurchased in the quarter
  Exceptionally strong balance sheet, ending the quarter with cash and cash equivalents of $342 million

OAK BROOK, Ill., July 27, 2023 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced second quarter 2023 net income of $47 million, and diluted earnings per share of $1.44.   Net income for second quarter 2022 was $103 million, or $3.03 per diluted share.

“Challenging market conditions have persisted throughout 2023 that have impacted demand for our services. We are seeing the benefits of our strategy to diversify and expand into less cyclical and non-asset-based services, with our Logistics Segment contributing nearly half of our operating income in the quarter, which has helped offset softer profitability at our ITS Segment. We performed well during this year’s intermodal bid season and are providing excellent service which has positioned us to grow as inventory levels normalize and demand increases. We returned $100 million of capital to our shareholders through share repurchases in the second quarter. We remain focused on managing our costs and capital structure and supporting our customers with great service while investing in our core business and technology to drive success in a variety of market conditions,” said Phil Yeager, Hub Group’s President and Chief Executive Officer.

Second Quarter 2023 Results

Consolidated revenue for the second quarter of 2023 was $1.0 billion as compared to $1.4 billion in second quarter 2022. The decline in revenue was driven by changes in customer rate and volumes in our ITS and Logistics Segments. Purchased transportation and warehousing costs declined as compared to prior year due to lower volumes, reductions in third-party carrier costs and a higher percentage of insourced drayage, partially offset by higher equipment and rail costs. Salaries and benefits costs increased $12 million relative to prior year due to $30 million of incremental expense related to growth of our driver and warehouse employee headcount, partially offset by an $18 million reduction in office employee compensation due to lower headcount and lower incentive compensation expense. General and administrative expense decreased as compared to prior year due to lower legal and acquisition-related outside services spending. Depreciation and amortization expense increased as compared to prior year due to investments in our container and tractor fleets, as well as amortization of intangible assets related to the acquisition of TAGG Logistics, LLC (“TAGG”). Operating income for the quarter was $62 million (6.0% of revenue) as compared to $138 million (9.8% of revenue) in the prior year. EBITDA (non-GAAP)1 for the quarter was $108 million.

Second quarter Intermodal and Transportation Solutions (“ITS”) Segment revenue was $615 million. Intermodal volume for the quarter decreased 17% as compared to prior year, driven by elevated retailer inventory levels and soft import activity that impacted demand for our services. Intermodal revenue per load was impacted by changes in customer rates, fuel and mix. ITS operating income decreased to $32 million (5.2% of revenue) as compared to $101 million (11.5% of revenue) in the prior year due to lower volume, lower customer rates, higher equipment costs and lower surcharges and accessorial income. These headwinds were partially offset by lower drayage costs as we increased the portion of drayage handled on our own fleet to 79% in second quarter 2023 as compared to 62% in the prior year, as well as an improvement in profitability at our Dedicated service line.

Second quarter Logistics Segment revenue was $454 million, as compared to $549 million in the prior year. The decline in revenue was driven by lower revenue per load in our brokerage service line and lower managed transportation service line revenue, partially offset by revenue from TAGG. Brokerage volumes were down slightly as compared to the prior year but increased relative to first quarter. Second quarter operating income was 6.7% of revenue as compared to 6.8% last year. Operating income was $30 million as compared to $37 million last year, as lower revenue was partially offset by lower purchased transportation costs and our yield management initiatives.

Capital expenditures for the second quarter of 2023 totaled $39 million. As of June 30, 2023, we had cash and cash equivalents of $342 million.

2023 Outlook

We expect our 2023 diluted earnings per share will range from $5.80 to $6.40. We estimate revenue will range from $4.3 to $4.5 billion. We project our effective tax rate for the year will be 20.0-21.0%. We expect capital expenditures for containers, tractors, warehousing equipment and technology will range from $140 to $150 million.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to Net Income, the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on July 27, 2023 to discuss our second quarter 2023 results.

Hosting the conference call will be Phil Yeager, President and CEO. Also participating on the call will be Brian Alexander, Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please pre-register at

https://register.vevent.com/register/BIc90f715b9f6743c8b6a0cc30dedd99b9 to receive the dial-in number and unique PIN. On the day of the call, dial in approximately ten minutes prior to the scheduled call time and enter the unique participant PIN received during registration. The call will be limited to 60 minutes, including questions and answers. An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical facts are forward-looking statements, provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that might cause the actual performance of Hub Group to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. Further information on the risks that may affect Hub Group’s business is included in filings it makes with the SEC from time to time, including those discussed under the “Risk Factors” section in Hub Group’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE:   Hub Group, Inc.

CONTACT: Geoff DeMartino of Hub Group, Inc., +1-630-271-3623

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2023		2022
		% of		% of
	Amount	Revenue	Amount	Revenue
Operating revenue	$1,040,462	100.0%	$1,401,456	100.0%

Operating expenses:
Purchased transportation and warehousing	763,609	73.4%	1,062,983	75.9%
Salaries and benefits	141,823	13.6%	129,499	9.2%
Depreciation and amortization	35,386	3.4%	32,244	2.3%
Insurance and claims	11,676	1.1%	10,645	0.8%
General and administrative	26,757	2.6%	36,213	2.6%
Gain on sale of assets, net	(859)	-0.1%	(7,764)	-0.6%
Total operating expenses	978,392	94.0%	1,263,820	90.2%

Operating income	62,070	6.0%	137,636	9.8%

Other income (expense):
Interest expense, net	(3,116)	-0.3%	(1,407)	-0.1%
Interest income	2,087	0.2%	5	0.0%
Other, net	69	0.0%	(195)	-0.0%
Total other expense, net	(960)	-0.1%	(1,597)	-0.1%

Income before provision for income taxes	61,110	5.9%	136,039	9.7%

Provision for income taxes	14,605	1.4%	33,193	2.4%

Net income	$46,505		$102,846

Earnings per share
Basic	$1.45		$3.06
Diluted	$1.44		$3.03

Basic weighted average number of shares outstanding	32,037		33,651
Diluted weighted average number of shares outstanding	32,293		33,935

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2023		2022
		% of		% of
	Amount	Revenue	Amount	Revenue
Operating revenue	$2,192,727	100.0%	$2,699,579	100.0%

Operating expenses:
Purchased transportation and warehousing	1,630,540	74.4%	2,058,248	76.2%
Salaries and benefits	279,254	12.7%	258,238	9.6%
Depreciation and amortization	70,835	3.2%	63,533	2.4%
Insurance and claims	24,359	1.1%	19,938	0.7%
General and administrative	52,298	2.4%	59,435	2.2%
Gain on sale of assets, net	(4,834)	-0.2%	(12,509)	-0.5%
Total operating expenses	2,052,452	93.6%	2,446,883	90.6%

Operating income	140,275	6.4%	252,696	9.4%

Other income (expense):
Interest expense, net	(6,086)	-0.3%	(3,110)	-0.1%
Interest income	3,463	0.2%	9	0.0%
Other, net	108	0.0%	(63)	-0.0%
Total other expense, net	(2,515)	-0.1%	(3,164)	-0.1%

Income before provision for income taxes	137,760	6.3%	249,532	9.3%

Provision for income taxes	29,475	1.3%	59,183	2.2%

Net income	$108,285		$190,349

Earnings per share
Basic	$3.35		$5.66
Diluted	$3.33		$5.61

Basic weighted average number of shares outstanding	32,293		33,647
Diluted weighted average number of shares outstanding	32,566		33,950

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$342,429	$286,642
Accounts receivable trade, net	612,163	716,190
Accounts receivable other	4,612	3,967
Prepaid taxes	15,258	16,987
Prepaid expenses and other current assets	15,445	32,914
TOTAL CURRENT ASSETS	989,907	1,056,700

Restricted investments	20,262	18,065
Property and equipment, net	783,127	783,683
Right-of-use assets - operating leases	167,681	102,114
Right-of-use assets - financing leases	3,744	1,194
Other intangibles, net	183,634	197,386
Goodwill	629,407	629,402
Other assets	22,280	21,537
TOTAL ASSETS	$2,800,042	$2,810,081

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$293,005	$344,751
Accounts payable other	12,213	15,563
Accrued payroll	23,292	66,669
Accrued other	128,825	132,324
Lease liability - operating leases	35,687	29,547
Lease liability - financing leases	2,365	1,175
Current portion of long term debt	98,350	101,741
TOTAL CURRENT LIABILITIES	593,737	691,770

Long term debt	238,213	240,724
Non-current liabilities	48,832	43,505
Lease liability - operating leases	141,450	78,557
Lease liability - financing leases	1,288	-
Deferred taxes	165,786	155,923

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2023 and 2022.	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized; 41,312,185 shares issued in both 2023 and 2022; 31,402,008 shares outstanding
in 2023 and 32,646,621 shares outstanding in 2022.	413	413
Class B: $.01 par value; 662,300 shares authorized;
574,903 shares issued and outstanding in both 2023 and 2022.	6	6

Additional paid-in capital	214,356	208,165
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,889,867	1,781,582
Accumulated other comprehensive loss	(136)	(214)
Treasury stock; at cost, 9,910,177 shares in 2023
and 8,665,564 shares in 2022	(478,312)	(374,892)
TOTAL STOCKHOLDERS' EQUITY	1,610,736	1,599,602
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,800,042	$2,810,081

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022

Cash flows from operating activities:
Net income	$108,285	$190,349
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	91,474	71,922
Impairment of right-of-use asset	2,012	-
Deferred taxes	10,837	3,279
Compensation expense related to share-based compensation plans	10,615	10,237
Gain on sale of assets, net	(4,834)	(12,509)
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	(2,197)	5,200
Accounts receivable, net	103,270	(93,767)
Prepaid taxes	1,729	(2,166)
Prepaid expenses and other current assets	17,469	9,664
Other assets	(1,899)	(2,517)
Accounts payable	(55,085)	3,380
Accrued expenses	(47,700)	23,251
Non-current liabilities	(12,595)	(5,588)
Net cash provided by operating activities	221,381	200,735

Cash flows from investing activities:
Proceeds from sale of equipment	15,135	18,584
Purchases of property and equipment	(65,635)	(85,942)
Acquisitions, net of cash acquired	108	-
Net cash used in investing activities	(50,392)	(67,358)

Cash flows from financing activities:
Purchase of treasury stock	(100,026)	-
Repayments of long term debt	(56,191)	(54,114)
Stock withheld for payments of withholding taxes	(7,818)	(5,715)
Finance lease payments	(1,501)	(1,059)
Proceeds from issuance of debt	50,289	66,194
Net cash (used in) provided by financing activities	(115,247)	5,306

Effect of exchange rate changes on cash and cash equivalents	45	9

Net increase in cash and cash equivalents	55,787	138,692
Cash and cash equivalents beginning of period	286,642	159,784
Cash and cash equivalents end of period	$342,429	$298,476

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Operating Revenue	2023	2022	2023	2022
Intermodal and Transportation Solutions	$614,632	$875,150	$1,323,881	$1,651,720
Logistics	453,549	548,613	922,690	1,089,597
Inter-segment eliminations	(27,719)	(22,307)	(53,844)	(41,738)
Total operating revenue	$1,040,462	$1,401,456	$2,192,727	$2,699,579

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Operating Income	2023	2022	2023	2022
Intermodal and Transportation Solutions	$31,777	$100,601	$80,981	$186,297
Logistics	30,293	37,035	59,294	66,399
Total operating income	$62,070	$137,636	$140,275	$252,696

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Depreciation and Amortization	2023	2022	2023	2022
Intermodal and Transportation Solutions	$27,117	$25,383	$54,003	$49,758
Logistics	8,269	6,861	16,832	13,775
Total depreciation and amortization	$35,386	$32,244	$70,835	$63,533

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2023	2022	2023	2022

Net Income	$46,505	$102,846	$108,285	$190,349

Interest Expense, net	1,029	1,402	2,623	3,101

Depreciation and Amortization	45,664	36,729	91,474	71,922

Provision for Income Taxes	14,605	33,193	29,475	59,183

EBITDA	$107,803	$174,170	$231,857	$324,555

(1)   See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.